As of March 25, 2014

KCG HOLDINGS, INC.
AMENDED AND RESTATED EQUITY INCENTIVE PLAN

ARTICLE 1
PURPOSE AND EFFECTIVENESS
1.1        Purpose.    The purpose of the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan (the “Plan”) is to promote the success of KCG Holdings, Inc. (the “Company”) by providing a method whereby employees, officers and directors of the Company and its Affiliates may be encouraged to increase their proprietary interest in the Company. By offering incentive compensation opportunities that are competitive with those of similar enterprises and based on the Company’s common stock, the Plan will motivate Participants to continue to provide services and achieve long-range goals, further align their interests with those of the Company’s other stockholders, and promote the long-term financial interest of the Company and its Affiliates, including enhancement of long-term stockholder value. The Plan is also intended to aid in attracting persons of exceptional ability and leadership qualities to become employees, officers and directors of the Company and its Affiliates.
1.2        Effective Dates and Stockholder Approval.    The Knight Capital Group, Inc. (“Knight”) Amended and Restated 2010 Equity Incentive Plan (the “Knight Plan”) was assumed and renamed by the Company on July 1, 2013. The KCG Holdings, Inc. Amended and Restated Plan was adopted by the Board on November 18, 2013, subject to approval by the stockholders at the Special Meeting of Stockholders on December 19, 2013, and the amendments shall be effective as of the date of the approval by the requisite stockholders of the Company at the Special Meeting of Stockholders (the “Amendment Effective Date”).
The Knight Plan replaced the Knight Capital Group, Inc. 2006 Equity Incentive Plan, the Knight Capital Group, Inc. 2003 Equity Incentive Plan, the Knight Capital Group, Inc. 1998 Long-Term Incentive Plan and the 1998 Non-Employee Director Stock Option Plan (together, the “Prior Plans”), each as amended to May 12, 2010 (the “Original Effective Date”), for Awards granted on or after the Original Effective Date. Awards may not be granted under the Prior Plans beginning on the Original Effective Date, but the adoption and effectiveness of the Plan did not affect the terms or conditions of any awards granted under the Prior Plans prior to the Original Effective Date. Awards remaining eligible for grant under the Prior Plans as of the Original Effective Date were transferred to, and available for grant under, the Plan.
1.3        Term of Plan.    The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten year anniversary of the Amendment Effective Date; provided, further, that no Awards (other than an Option or Stock Appreciation Right) that are intended to be “performance-based” under Section 162(m) of the Code shall be granted based on the Performance Factors (as defined in Section 10.5.a) on or after the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the Performance Factors unless the Performance Factors are reapproved (or other designated performance goals are approved) by the stockholders on or before such stockholder meeting.
1.4        Forms of Awards.    Awards made under the Plan may be in the form of Incentive Options, Nonqualified Options, Stock Appreciation Rights, or Stock Awards, all as the Committee in its sole discretion shall decide. The terms and conditions of any Award to any Participant shall be reflected in such form of written or electronic document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of such document; provided, however, that the Participant may sign a copy of such document through an electronic grant notification system maintained by or on behalf of the Company.
ARTICLE 2
DEFINITIONS
Capitalized terms not defined elsewhere in the Plan shall have the following meanings (whether used in the singular or plural):

2.1        “Affiliate” means any corporation, partnership, joint venture or other entity during any period in which at least a twenty-five percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee; provided, however, that for purposes of determining eligibility for grants of Nonqualified Options and Stock Appreciation Rights or whether a Participant has experienced a “separation from service” (as such term is defined and used in Section 409A of the Code), an Affiliate means a “service recipient” (within the meaning of Section 409A of the Code). For this purpose, a “service recipient” shall be determined by (a) applying Section 1563(a)(1), (2) and (3) of the Code, for purposes of determining a controlled group of corporations under Section 414(b) of the Code, using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) of the Code, and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (b) where the use of the following modified definition is based upon legitimate business criteria, by applying Section 1563(a)(1), (2) and (3) of the Code, for purposes of determining a controlled group of corporations under Section 414(b) of the Code, using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Section 1563(a)(1), (2) and (3) of the Code, and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.
2.2        “Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Option, Stock Appreciation Right or Stock Award, as described in Section 1.4, as any such Agreement may be supplemented or amended from time to time. Any reference herein to an Agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.
2.3        “Award” means any Option, Stock Appreciation Right or Stock Award granted under the Plan.
2.4        “Board” means the Board of Directors of the Company.
2.5        “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder. Reference to any specific Code section shall include any successor section.
2.6        “Committee” means either the committee described in Sections 3.1 and 3.3 or both of the committees of the Board appointed or designated pursuant to administer the Plan in accordance with its terms.
2.7        “Company” means KCG Holdings, Inc. and any successor entity (and its predecessor Knight).

2.8        “Covered Employee” means an Employee whose compensation is subject to the potential tax deduction disallowance provisions of Section 162(m) of the Code and such other Employees designated by the Company.
2.9        “Date of Grant” means the date on which the Committee determines the terms of an Award to a specified Eligible Individual, including, the number of Shares subject to the Award and, in the case of an Option or a Stock Appreciation Right, the applicable Exercise Price.
2.10        “Director” means a duly elected member of the Board.
2.11        “Disability” means a Participant is qualified for long-term disability benefits under the applicable disability plan of the Company, or if no such benefits are then in existence, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which, in the opinion of a physician selected by the Committee, can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months; provided, however, that, with respect to an Incentive Option, Disability means a permanent and total disability as defined in Section 22(e)(3) of the Code and, with respect to all Awards, to the extent required by Section 409A of the Code, “disability” within the meaning of Section 409A of the Code.
2.12        “Eligible Individual” means an Employee and Director, whether or not a resident alien of the United States, who is described in Section 5.1.
2.13        “Employee” means a common law employee (as defined in Section 3401(c) of the Code) of the Company or any Affiliate of the Company. The term “Employee” will also include an individual who is granted an Award, in connection with his hiring by the Company or any Affiliate, prior to the date the individual first becomes an Employee, but if and only if such Award does not vest prior to the date the individual first becomes an Employee.
2.14        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder. Reference to any specific Exchange Act section shall include any successor section.
2.15        “Executive Officer” means an Employee who is subject to the provisions of Section 16(b) of the Exchange Act.
2.16        “Exercise Price” means the price that must be paid by an Optionee upon exercise of an Option to purchase a Share, or in the case of a Stock Appreciation Right, the price by which stock price appreciation is measured against.
2.17        “Fair Market Value” of a Share means the fair market value of such Share determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of a particular date shall mean the average of the high and low sales price per Share on the principal exchange or market on which the Share is then listed for the last preceding date on which there was a sale of such Share on such exchange or market.
2.18        “Incentive Option” means an option granted under the Plan that is both intended to qualify and qualifies as an “incentive stock option” under Section 422 of the Code.
2.19        “Independent Auditor” means the certified public accounting firm that has been appointed by the Finance and Audit Committee of the Board (or its functional equivalent) to opine on the interim or annual financial statements of the Company.

2.20        “Nonqualified Option” means an option granted under the Plan that either is not intended to be or is not denominated as an Incentive Option, or that does not qualify as an “incentive stock option” under Section 422 of the Code.
2.21        “Option” means a Nonqualified Option or an Incentive Option.
2.22        “Optionee” means an Eligible Individual of the Company or an Affiliate who has received an Option under the Plan, for the period of time during which such Option is held in whole or in part.
2.23        “Option Shares” means, with respect to any Option granted under the Plan, the Shares that may be acquired upon the exercise of such Option.
2.24        “Participant” means an Eligible Individual who has received an Option, Stock Appreciation Right or a Stock Award under the Plan.
2.25        “Plan” means this KCG Holdings, Inc. Amended and Restated Equity Incentive Plan, as amended from time to time.
2.26        “Retirement” means retirement from the Company and its Affiliates upon a voluntary termination of employment by a Participant or a termination without Cause by the Company of a Participant’s employment (i) after having been employed by the Company or its Affiliates for a minimum of five (5) full years of service (regardless of whether such service is continuous), (ii) with the Participant having achieved or exceeded 50 years of age at the time of departure, and (iii) with the Participant entering into a two year non-compete agreement in a form acceptable to the Company. Such term shall be applicable only to Participants who are Employees.

2.27        “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder. Reference to any specific Securities Act section shall include any successor section.
2.28        “Shares” mean shares of Common Stock, $0.01 par value per share, of the Company.
2.29        “Stock Appreciation Right” means a right, granted to a Participant pursuant to Article 8 hereof to receive upon exercise of such right before a specified date, in cash or Shares (or a combination thereof) as determined by the Committee, an amount equal to the increase in Fair Market Value of a specified number of Shares over the Exercise Price of such Stock Appreciation Right.
2.30        “Stock Award” means an Award consisting of either Shares or a right to receive Shares in the future, each pursuant to Article 10 of the Plan.
2.31        “Subsidiary” of the Company means any present or future subsidiary (as that term is defined in Section 424(f) of the Code) of the Company. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.
2.32        “Termination of Service”, “Terminate” or “Termination” occurs when a Participant ceases to be an Employee of, or ceases to provide services as a Director to, the Company and its Affiliates, as the case may be, for any reason (including by reason of an Affiliate ceasing to be an Affiliate by reason of disposition or otherwise). Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation from service” (as such term is defined under Section 409A of the Code).
2.33        “Vesting Period” shall mean, in relation to Stock Awards, Options, or Stock Appreciation Rights, any period determined by the Committee during which such Stock Awards, Options or Stock Appreciation Rights may expire or be forfeited if the Participant Terminates or if other circumstances specified by the Committee arise.

2.34        “Vesting Date” with respect to any Award granted hereunder means the date on which such Award becomes vested, as designated in or determined in accordance with the Agreement with respect to such Award (subject to the terms of the Plan). If more than one Vesting Date is designated for an Award, reference in the Plan to a Vesting Date in respect of such Award shall be deemed to refer to each part of such Award and the Vesting Date for such part.
ARTICLE 3
ADMINISTRATION
3.1        Committee.    The Plan shall be administered by the Compensation Committee of the Board unless a different committee is appointed by the Board. If for any reason the Committee does not meet the requirements of Rule 16b-3 under Section 16(b) of the Exchange Act or Section 162(m) of the Code, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.
3.2        Powers of Committee.    The Committee’s administration of the Plan shall be subject to the following:
3.2.a.    Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and, subject to the restrictions of Article 13, to cancel or suspend Awards.
3.2.b.    To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of those jurisdictions.
3.3        Delegation by Committee.    Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to any person or persons selected by it, who may or may not be Directors, all or any part of its responsibilities and powers as set forth above. In making such allocation or delegation, the Committee will consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) of the Code or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act. Any such allocation or delegation may be revoked by the Committee at any time.
3.4        Information to be Furnished to Committee.    The Company and its Affiliates shall furnish the Committee with such data and information as the Committee determines may be required for it to discharge its duties. The records of the Company and its Affiliates as to an Employee’s or Participant’s employment (or other provision of services), Termination of Service, leave of absence, reemployment (or return to service) and compensation shall be conclusive on all persons. Participants and other persons entitled to benefits under the Plan must furnish to the Committee such evidence, data, or information as the Committee considers desirable to carry out the terms of the Plan.

3.5        Rules and Interpretations.    The Committee is authorized, subject to the provisions of the Plan, to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each action and determination made or taken pursuant to the Plan by the Committee, including any interpretation or construction of the Plan, shall be final and conclusive for all purposes and upon all persons.

3.6        Liabilities and Indemnification.    No Employee or Director shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or any Award granted pursuant thereto. Each Employee and Director shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such Employee’s or Director’s own fraud, bad faith or willful misconduct. Such indemnification shall be in addition to any rights of indemnification the Employee or Director may have under the certificate of incorporation and/or by-laws of the Company, as a matter of law, or otherwise, or any other power the Company may have to indemnify such persons or hold them harmless. The foregoing right of indemnification shall not apply to the actions, determinations or interpretations made by an individual with regard to Awards granted to him or her under the Plan.
3.7        Costs of Plan.    All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and Directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons.
3.8        Grant and Use of Awards.    Subject to Section 13.2, in the discretion of the Committee, Awards may be granted as alternatives to or replacements of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or an Affiliate. Subject to the overall limitation on the number of Shares that may be delivered pursuant to Awards under the Plan, the Committee may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or an Affiliate, including the plans and arrangements of the Company or an Affiliate assumed in a business combination.
3.9        Compliance as an SEC Registrant.    During any period in which the Company has issued and outstanding any class of common equity securities which is registered under Section 12 of the Exchange Act, the Committee shall be comprised of not less than two persons each of whom qualifies as: (i) a “non-employee director” within the meaning of Section 16(b) of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) an “independent director” as defined under New York Stock Exchange Section 303A.02 or such other applicable stock exchange rule.
3.10        International Participants.    With respect to Participants who are foreign nationals, reside or work outside the United States, or both, the Committee may, in its sole discretion, to comply with foreign law or practices and to further the purposes of the Plan, without amending the Plan, establish special rules, or adopt sub-plans or supplements, applicable to such Participants and grant Awards (or amend existing Awards) to such Participants in accordance with those rules or sub-plans.

ARTICLE 4
SHARES SUBJECT TO THE PLAN
4.1        Number of Shares.    Subject to the following provisions of this Article 4, the maximum number of Shares with respect to which Awards may be granted during the term of the Plan shall be 32,852,605 (or the number and kind of Shares or other securities which are substituted for those Shares or to which those Shares are adjusted pursuant to the provisions of Section 11.1 of the Plan), which includes 1,526,681 Shares that were available for grant under the Prior Plans as of April 1, 2010.
4.2        Source of Shares.    Shares will be made available from the currently authorized but unissued shares of the Company or from shares currently held or subsequently reacquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

4.3        Counting of Shares.    The grant of any Option, Stock Appreciation Right or Stock Award hereunder shall count, equal in number to the Shares represented by such Award, towards the share maximum indicated in Section 4.1; provided, however, that if a Stock Appreciation Right is granted in tandem with an Option, such grant shall count only once against the share maximum indicated in Section 4.1. To the extent that (i) any outstanding Option or Stock Appreciation Right for any reason expires, is terminated, forfeited or canceled without having been exercised, or if any Stock Award is forfeited, (ii) any Shares covered by an Award are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, or (iii) any Shares are not otherwise deliverable for any other reason, such Shares shall be deemed to have not been delivered and shall be restored to the share maximum. If the Exercise Price of any Option granted under the Plan is satisfied by tendering Shares to the Company (by either actual delivery or attestation) or by net-settlement, the number of Shares tendered or withheld to pay the Exercise Price of any Option shall be restored to the share maximum. To the extent that any option or other award outstanding pursuant to a Prior Plan as of November 15, 2013 which for any reason, on or after November 15, 2013, expires, is terminated, forfeited or canceled without having been exercised or settled in full, Shares subject to such awards shall be deemed to have not been delivered and shall be added to the share maximum; provided, however, that the aggregate number of Shares outstanding under the Prior Plans that may be added to the share maximum pursuant to this Section 4.3 shall not exceed 676,936 (as such number may be adjusted from time to time as provided in Section 11.1). Shares issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of Shares that may be issued under the Plan.
ARTICLE 5
ELIGIBILITY AND PARTICIPATION
5.1        General.    The persons who shall be eligible to participate in the Plan and to receive Awards shall be such Employees (including Covered Employees and Executive Officers) and Directors of the Company and its Affiliates as the Committee, in its sole discretion, shall select. Awards may be made to Eligible Individuals who hold or have held Awards under the Plan or any similar plan or other awards under any other plan of the Company or any of its Affiliates. Any member of the Committee shall be eligible to receive Awards while serving on the Committee, subject to applicable provisions of the Exchange Act and the rules promulgated thereunder.
5.2        Committee Discretion.    Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by the Plan, Awards granted at different times need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation, determinations of which Eligible Individuals, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among individuals who receive, or are eligible to receive, Awards under the Plan.

5.3        Limitation on Awards to Non-Employee Directors.    No non-Employee Director may be granted, in any fiscal year of the Company, awards covering more than 66,667 Shares (as such number may be adjusted from time to time as provided in Section 11.1).
ARTICLE 6
GRANTS OF STOCK OPTIONS
6.1        Grant of Options.    The grant of an Option shall convey to the Participant the right to purchase Shares at an Exercise Price and for a period of time established by the Committee. Subject to the limitations of the Plan, the Committee shall designate from time to time those Eligible Individuals to be granted Options, the time when each Option shall be granted, the number of Shares subject to such Option, whether such Option is an Incentive Option or a Nonqualified Option and, subject to Section 6.3, the Exercise Price of the Option Shares. Options shall be evidenced by Agreements in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Committee may from time to time approve. Each Optionee shall be notified promptly of such grant and a written Agreement shall be promptly executed and delivered by the Company to the Optionee. Subject to the other provisions of the Plan, the same person may receive Incentive Options and Nonqualified Options at the same time and pursuant to the same Agreement, provided that Incentive Options and Nonqualified Options are clearly designated as such.
6.2        Provisions of Options.    Option Agreements shall conform to the terms and conditions of the Plan. Such Agreements may provide that the grant of any Option under the Plan shall be subject to such other conditions (whether or not applicable to an Option or Shares received by any other Optionee) as the Committee determines appropriate, including, without limitation, provisions conditioning exercise upon the occurrence of certain events or performance or the passage of time, provisions to assist the Optionee in financing the purchase of Shares through the exercise of Options, provisions for forfeiture, restrictions on resale or other disposition of Shares acquired pursuant to the exercise of Options, provisions conditioning the grant of the Option or future Options upon the Optionee retaining ownership of Shares acquired upon exercise for a stated period of time, and provisions to comply with federal and state securities laws and federal and state income tax and other payroll tax withholding requirements.
6.3        Exercise Price.    Subject to the provisions of Section 6.8, the Exercise Price at which Shares may be purchased upon exercise of an Option shall be fixed by the Committee on the Date of Grant and may not be less than one hundred percent of the Fair Market Value of a Share on the Date of Grant.
6.4        Limitations on Exercisability.    Except as otherwise determined by the Committee in the applicable Agreement or otherwise, no Option may be exercised in part or in full before the Vesting Date(s) applicable to such Option. No Option may be exercised after the Option expires by its terms as set forth in the applicable Agreement. In the case of an Option that is exercisable in installments, installments that are exercisable and not exercised shall remain exercisable during the term of the Option. The grant of an Option shall impose no obligation on the Optionee to exercise such Option.
6.5        Vesting.    The Committee may specify in any Agreement a vesting schedule that must be satisfied before Options become vested, such that, except as otherwise determined by the Committee in the applicable Agreement or otherwise, all or any portion of an Option may not become vested until a Vesting Date or Vesting Dates, or until the attainment of one or more performance criteria as determined by the Committee, subject in any case to the terms of the Plan. Subsequent to the grant of an Option, the Committee may, at any time before complete termination of such Option, accelerate the time or times at which such Option may become vested in whole or in part (without reducing the term of such Option).
6.6        Limited Transferability of Options.    Subject to the exceptions noted in this Section 6.6, no Option shall be transferable other than by will or the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by such Optionee (or his or her court-appointed legal representative). The Committee may, in its sole discretion, provide in the applicable Agreement evidencing a Nonqualified Option that the Optionee may transfer, assign or otherwise dispose of an Option (i) to his spouse, parents, siblings and lineal descendants, (ii) to a trust for the benefit of the Optionee and any of the foregoing, or (iii) to any corporation or partnership controlled by the Optionee, subject to such conditions or limitations as the Committee may establish to ensure compliance with any rule promulgated pursuant to the

Securities Act, the Exchange Act, or for other purposes. The terms applicable to the assigned Option shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

6.7        No Rights as a Stockholder.    An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any Share covered by his Option unless and until the Optionee shall have become the holder of record of such Share, and he shall not be entitled to any dividends or distributions or other rights in respect of such Share for which the record date is prior to the date on which he shall have become the holder of record thereof.
6.8        Special Provisions Applicable to Incentive Options.
6.8.a.    Options granted under the Plan that are intended to qualify as Incentive Options shall be specifically designated as such in the applicable Agreement, and may be granted only to those Eligible Individuals who are both (i) Employees of the Company or any Subsidiary, and (ii) citizens or resident aliens of the United States.
6.8.b.    To the extent the aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which any Incentive Options granted hereunder may be exercisable for the first time by the Optionee in any calendar year (under the Plan or any other compensation plan of the Company or any Subsidiary) exceeds $100,000, such Options shall not be considered Incentive Options.
6.8.c.    No Incentive Option may be granted to an individual who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless such Option (i) has an Exercise Price of at least one hundred ten percent of the Fair Market Value of the Shares on the Date of Grant of such Option; and (ii) cannot be exercised more than five years after the Date of Grant of such Option.
6.8.d.    Each Incentive Option will require the Optionee to notify the Company in writing immediately after the Optionee makes a Disqualifying Disposition (as defined below) of any Shares acquired pursuant to the exercise of an Incentive Option. A “Disqualifying Disposition” is any disposition of such Shares before the later of (i) two years after the Date of Grant of an Incentive Option or (ii) one year after the date the Optionee acquired Shares by exercising the Incentive Option, other than a transfer (i) from a decedent to an estate, (ii) by bequest or inheritance, (iii) pursuant to a tax-free corporate reorganization, or (iv) to a spouse or incident to divorce. Any transfer of ownership to a broker or nominee shall be deemed to be a disposition unless the Optionee provides proof satisfactory to the Committee of his continued beneficial ownership of the Shares.
6.8.e.    No Incentive Option shall be granted after the date that is ten years from the Amendment Effective Date.
6.8.f.    The Exercise Price for Incentive Options shall not be less than the Fair Market Value of the Shares on the Date of Grant, and no Incentive Option may be exercisable after the tenth anniversary of the Date of Grant.
6.8.g.    No Incentive Option shall be transferable other than by will or the laws of descent and distribution.
6.8.h.    The maximum number of Shares with respect to which Incentive Options may be granted during the term of the Plan shall be 8,333,333 (as such number may be adjusted from time to time as provided in Section 11.1).
6.9        Option Term.    The Committee shall specify the term during which any Option may be exercised, which shall be in all cases ten years or less except as provided in the Plan. Except as otherwise set forth in the Plan or as provided by the Committee in the applicable Agreement or otherwise, all Options shall expire upon the Optionee’s Termination of Service.
6.10        Compliance as an SEC Registrant.    During any period in which (i) Section 162(m) of the Code imposes restrictions on the amount and form of compensation that may be paid to Covered Employees in order to claim a tax deduction for such compensation, and (ii) the Committee, in its sole discretion, determines that the Plan should be administered in such a manner so as to avoid the disallowance of any portion of such tax deduction, Options granted to Covered Employees shall comply with such restrictions, which as of the Date of Grant are contained in Section 162(m) of the Code. No Covered

Employee may be granted, in any fiscal year of the Company, Options covering more than 2,000,000 Shares (as such number may be adjusted from time to time as provided in Section 11.1).
ARTICLE 7
EXERCISES OF STOCK OPTIONS
7.1        General.    Any Option may be exercised in whole or in part at any time to the extent such Option has become vested and exercisable during the term of such Option; provided, however, that each partial exercise shall be for whole Shares only. Each Option, or any exercisable portion thereof, may only be exercised in accordance with such procedures for the exercise of Options as the Committee may establish from time to time, of (i) notice in writing to the Company signed by the Optionee (or other person then entitled to exercise such Option) that such Option, or a specified portion thereof, is being exercised; (ii) payment in full for the purchased Shares (as specified in Section 7.3); (iii) such representations and documents as are necessary or advisable to effect compliance with all applicable provisions of Federal or state securities laws or regulations; (iv) in the event that the Option or portion thereof shall be exercised by any individual other than the Optionee, appropriate proof of the right of such individual to exercise the Option or portion thereof; and (v) full payment to the Company of all amounts which, under federal or state law, it is required to withhold upon exercise of the Option (as specified in Section 12.4).
7.2        Certain Limitations.    Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
7.3        Payment for Shares.    Payment for Shares purchased under an Option granted hereunder shall be made in full upon exercise of the Option (except that, in the case of an exercise arrangement approved by the Committee and described in clause (v) below, payment may be made as soon as practicable after the exercise). The method or methods of payment of the purchase price for the Shares to be purchased upon exercise of an Option and of any amounts required by Section 12.4 shall be determined by the Committee and may consist of (i) cash, (ii) check, (iii) the tendering, by either actual delivery or by attestation, of whole Shares, having a Fair Market Value as of the day of exercise equal to the aggregate Exercise Price, (iv) the surrendering of all or part of the Shares issuable upon exercise of the Option by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided, however, that the Company shall accept a cash or other payment to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued, or (v) through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Company-designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares plus all applicable Federal, state and local employment taxes required to be withheld by the Company by reason of such exercise, and (b) the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale. The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable agreement and may be subject to such conditions as the Committee deems appropriate. If the Option Exercise Price may be paid in Shares as provided above, Shares delivered by the Optionee may be Shares which were received by the Optionee upon exercise of one or more previously exercised Options, but only if such Shares have been held by the Optionee for at least six months, or such other period of time (if any) as is required, in the opinion of the Independent Auditor, to avoid adverse financial accounting results.
ARTICLE 8
GRANTS OF STOCK APPRECIATION RIGHTS
8.1        Grant of Stock Appreciation Rights.    The Committee may grant Stock Appreciation Rights either independently or in connection with an Option. Subject to the limitations of the Plan, the Committee shall designate from time to time those Eligible Individuals to be granted Stock Appreciation Rights, the time when each Stock Appreciation Right shall be granted, the number of Shares subject to such Stock Appreciation Right and, subject to Section 8.3, the Exercise Price of the Stock

Appreciation Right. Stock Appreciation Rights shall be evidenced by Agreements in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Committee may from time to time approve. Each recipient shall be notified promptly of such grant and a written Agreement shall be promptly executed and delivered by the Company to the recipient.
8.2        Provisions of Stock Appreciation Rights.    Stock Appreciation Right Agreements shall conform to the terms and conditions of the Plan. Such Agreements may provide that the grant of any Stock Appreciation Right under the Plan shall be subject to such other conditions (whether or not applicable to a Stock Appreciation Right or Shares received by any other recipient) as the Committee determines appropriate, including, without limitation, provisions conditioning exercise upon the occurrence of certain events or performance or the passage of time, provisions for forfeiture, restrictions on resale or other disposition of Shares acquired, provisions conditioning the grant of the Stock Appreciation Right or future Stock Appreciation Rights upon the recipient retaining ownership of Shares acquired for a stated period of time, and provisions to comply with federal and state securities laws and federal and state income tax and other payroll tax withholding requirements. Stock Appreciation Rights may be granted in connection with an Option either at the time of grant or by amendment, in which case each such Stock Appreciation Right shall be subject to the same terms and conditions as the related Option and shall be exercisable only at such times and to such extent as the related Option is exercisable.
8.3        Exercise Price.    The Committee shall fix the Exercise Price of the Stock Appreciation Right on the Date of Grant which shall not be less than one hundred percent of the Fair Market Value of a Share on the Date of Grant.
8.4        Limitations on Exercisability.    Except as otherwise determined by the Committee in the applicable Agreement or otherwise, no Stock Appreciation Right may be exercised in part or in full before the Vesting Date(s) applicable to such Stock Appreciation Right. No Stock Appreciation Right may be exercised after the Stock Appreciation Right expires by its terms as set forth in the applicable Agreement. In the case of a Stock Appreciation Right that is exercisable in installments, installments that are exercisable and not exercised shall remain exercisable during the term of the Stock Appreciation Right. The grant of a Stock Appreciation Right shall impose no obligation on the recipient to exercise such Stock Appreciation Right.
8.5        Vesting.    The Committee may specify in any Agreement a vesting schedule that must be satisfied before Stock Appreciation Rights become vested, such that, except as otherwise determined by the Committee in the applicable Agreement or otherwise, all or any portion of a Stock Appreciation Right may not become vested until a Vesting Date or Vesting Dates, or until the attainment of one or more performance criteria as determined by the Committee, subject in any case to the terms of the Plan. Subsequent to the grant of a Stock Appreciation Right, the Committee may, at any time before complete termination of such Stock Appreciation Right, accelerate the time or times at which such Stock Appreciation Right may become vested in whole or in part (without reducing the term of such Stock Appreciation Right).
8.6        Limited Transferability of Stock Appreciation Rights.    Subject to the exceptions noted in this Section 8.6, no Stock Appreciation Right shall be transferable other than by will or the laws of descent and distribution. During the lifetime of the recipient, the Stock Appreciation Right shall be exercisable only by such recipient (or his or her court-appointed legal representative). The Committee may, in its sole discretion, provide in the applicable Agreement that the recipient may transfer, assign or otherwise dispose of an stock appreciation right (i) to his spouse, parents, siblings and lineal descendants, (ii) to a trust for the benefit of the recipient and any of the foregoing, or (iii) to any corporation or partnership controlled by the recipient, subject to such conditions or limitations as the Committee may establish to ensure compliance with any rule promulgated pursuant to the Securities Act, Exchange Act, or for other purposes. The terms applicable to the assigned Stock Appreciation Right shall be the same as those in effect for the recipient immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.
8.7        No Rights as a Stockholder.    A recipient of a Stock Appreciation Right or a transferee of a Stock Appreciation Right shall have no rights as a stockholder with respect to any Share covered by his Stock Appreciation Right unless and until such time as the Participant exercises such Stock Appreciation Right and the Company settles such Stock Appreciation Right in Shares, and he shall not be entitled to any dividends or distributions or other rights in respect of such Share for which the record date is prior to the date on which he shall have become the holder of record thereof.

8.8        Compliance as an SEC Registrant.    During any period in which (i) Section 162(m) of the Code imposes restrictions on the amount and form of compensation that may be paid to Covered Employees in order to claim a tax deduction for such compensation, and (ii) the Committee, in its sole discretion, determines that the Plan should be administered in such a manner so as to avoid the disallowance of any portion of such tax deduction, Stock Appreciation Rights granted to Covered Employees shall comply with such restrictions, which as of the Date of Grant are contained in Section 162(m) of the Code. No Covered Employee may be granted, in any fiscal year of the Company, Stock Appreciation Rights covering more than 2,000,000 Shares (as such number may be adjusted from time to time as provided in Section 11.1).
8.9        Stock Appreciation Right Term.    The Committee shall specify the term during which any Stock Appreciation Right may be exercised, which shall be in all cases ten years or less. Except as otherwise set forth in the Plan or as provided by the Committee in the applicable Agreement or otherwise, all Stock Appreciation Rights shall expire upon the recipient’s Termination of Service.
ARTICLE 9
EXERCISES OF STOCK APPRECIATION RIGHTS
9.1        Tandem Stock Appreciation Rights.    A Stock Appreciation Right granted in connection with an Option shall entitle the holder to receive from the Company in exchange for the surrender to the Company of the related unexercised Option, or any portion thereof, an amount equal to the excess of the Fair Market Value of one Share on the day of the surrender of such Option over the Option Exercise Price.
9.2        Independent Stock Appreciation Right.    A Stock Appreciation Right granted independently of an Option shall entitle the holder to receive upon exercise an amount equal to the excess of the Fair Market Value of one Share on the day the Stock Appreciation Right is exercised over the Exercise Price of such Stock Appreciation Right.

9.3        Payment Upon Exercise of Stock Appreciation Rights.    The Company’s obligation to any Participant exercising a Stock Appreciation Right may be paid in cash or Shares, or partly in cash and partly in Shares, at the sole discretion of the Committee. The number of Shares deliverable upon the satisfaction of an obligation in respect of a Stock Appreciation Right that is satisfied in Shares shall be determined based on the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right.
ARTICLE 10
GRANTS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS
10.1        Form of Awards.    A Stock Award shall be transacted as either (i) the transfer of legal ownership of one or more Shares to an Eligible Individual (“Restricted Stock”), or (ii) the grant of a right to receive Shares at some point in the future (“Restricted Stock Units”). Both forms of Stock Awards will be subject to the terms and conditions set forth by the Committee in the applicable Agreement, including terms and conditions relating to vesting and non-transferability restrictions that will lapse upon the achievement of one or more goals relating to the completion of service by the Participant, or the achievement of performance or other objectives, as determined by the Committee at the time of grant.
10.2        Vesting.    Subject to potential accelerated vesting following (i) a Change-In-Control (as defined in Section 11.4), (ii) a Termination of Service by reason of death, Disability, by the Company without Cause or by a Participant for “good reason” (pursuant to and as defined in any employment agreement, severance agreement, change in control agreement or similar agreement to which such Participant is a party on the Date of Grant) or (iii) a layoff pursuant to a reduction in workforce, in each case as determined by the Committee in the applicable Agreement, Restricted Stock and Restricted Stock Units shall be subject to minimum three year vesting for time-based awards (with no more than one-third of the shares of Common Stock subject thereto vesting on each of the first three anniversaries of the date on which such Award is granted) and minimum one year vesting for performance-based awards and shall be subject to forfeiture in the event that conditions specified by the Committee in the applicable Agreement are not satisfied prior to the end of the applicable Vesting Period established by the Committee for such Awards. Conditions for repurchase (or forfeiture) may be based on continuing employment or service or achievement of pre-established performance or other goals and objectives; provided, however, that the foregoing limitations shall not apply to Stock Awards that are granted in lieu of cash compensation or to awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction). Notwithstanding the foregoing, Stock Awards with respect to 10% of the maximum number of Shares with respect to which Awards may be granted during the term of the Plan pursuant to Section 4.1 may be granted under the Plan to any one or more Eligible Individuals without respect to such minimum vesting provisions.
10.3        Non-transferability of Stock Awards.    Stock Awards and Shares represented by Stock Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, until becoming vested. Shares of Stock Awards shall be evidenced in such manner as the Committee may determine, including through a book entry system with the transfer agent. Any certificates issued in respect of Stock Awards shall be registered in the name of the Participant and, unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). Upon becoming vested, the Company (or such designee) shall deliver such certificates to the Participant or, if the Participant has died, in accordance with the Participant’s will or the laws of descent of distribution. Each certificate evidencing Shares subject to Stock Awards shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock Award. Any attempt to dispose of stock in contravention of such terms, conditions and restrictions shall be ineffective. During the restriction period, the Participant shall have all the rights of a stockholder for all such Restricted Stock, including the right to vote and the right to receive dividends thereon as paid and, subject to and conditioned upon the full vesting of such Restricted Stock, the right to tender such Restricted Stock.

10.4        Dividends and Dividend Equivalents.    A Stock Award other than a share of Restricted Stock may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award (both before and after the Shares subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares, as determined by the Committee; provided, however, that, unless the Committee otherwise specifies in the Agreement, dividend payments or dividend equivalents shall be paid to the Participant at least annually, not later than the fifteenth day of the third month following the end of the calendar year in which the dividend payments or dividend equivalents are credited (or, if later, the fifteenth day of the third month following the end of the calendar year in which the dividend payments or dividend equivalents are no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code); provided, however, that dividend and dividend equivalent payments in the case of a Stock Award that is subject to performance vesting conditions shall be treated as unvested so long as such Stock Award remains unvested, and any such dividend and dividend equivalent payments that would otherwise have been paid during the vesting period shall instead be accumulated (and, if paid in cash, reinvested in additional Shares based on the Fair Market Value of the Shares on the date of reinvestment) and paid within 30 days following the date on which such Stock Award is determined by the Committee to have satisfied such performance vesting conditions. Any dividend payment or dividend equivalents that are accumulated and paid after the date specified in the preceding sentence may be treated separately from the right to other amounts under the Award. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Shares, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.
10.5        Compliance as an SEC Registrant.    During any period in which (i) Section 162(m) of the Code imposes restrictions on the amount and form of compensation that may be paid to Covered Employees in order to claim a tax deduction for such compensation, and (ii) the Committee, in its sole discretion, determines that a Stock Award should be designed in such a manner so as to avoid the disallowance of any portion of such tax deduction, Stock Awards granted to Covered Employees shall comply with such restrictions, which as of the Date of Grant are contained in Section 162(m) of the Code and include the following:
10.5.a. The Committee shall specify one or more performance criteria upon the relative achievement of which each Stock Award will vest (the “Performance Factor(s)”). Performance Factors may include any or all of the following: enterprise value or value creation targets; after-tax or pre-tax profits (including net operating profit after taxes) or net income, including without limitation that attributable to continuing and/or other operations; after-tax or pre-tax margins; revenues; operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization); reduction of, or limiting the level of increase in, all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; consummation of debt and equity offerings; equity capital raised; earnings per share, earnings per diluted share or earnings per share from continuing operations; return on capital employed (including, without limitation, return on invested capital or return on committed capital), return on revenues, return on assets and return on stockholders’ equity; market share; the fair market value of the shares of the Company’s common stock, par value $0.01 per share; the growth in the value of an investment in the Shares assuming the reinvestment of dividends; reduction of, or limiting the level of increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs (excluding advertising) as a percentage of sales); economic value added targets based on a cash flow return on investment formula; customer satisfaction or service measures or indices; employee satisfaction; efficiency or productivity measures; asset management (e.g., inventory and receivable levels); compliance goals (e.g., regulatory and legal compliance); or strategic business objectives, goals or initiatives.
In addition, Performance Factors may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations or the historic performance of the Company and may be combined with cost of capital, assets, invested capital and stockholder equity to form an appropriate measure of performance. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Factors may be based or (ii) adjust, modify or amend the aforementioned business criteria. The Performance Factors may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.
10.5.b. Subject to potential accelerated vesting upon a Change-In-Control, Stock Awards granted to Covered Employees shall become vested only if and to the extent the Performance Factors with respect to such Awards are attained. Notwithstanding anything to the contrary contained in the Plan, the maximum number of shares of Common Stock with respect to which Stock Awards may be granted to a Covered Employee for any 12-month period contained in the performance period for such Award shall be 2,000,000 (as adjusted pursuant to the provisions of Section 11.1 of the Plan) and the maximum payment under any Stock Award granted to a Covered Employee (valued as of the date of grant of such Stock Award(s)) shall be $15 million for each 12-month period contained in the performance period for such Award. The grant limits under the preceding sentence shall (i) apply to a Stock Award only if the Stock Award is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code and (ii) be adjusted upward or downward, as applicable, on a pro-rata basis for each full or partial 12-month period in the applicable performance period. The Committee may structure the terms of a Performance Factor so as to permit the reduction or elimination of any Stock Award under the Plan, but in no event may the Committee increase the amount or vesting of a Stock Award.
10.5.c. The Performance Factors applicable to any Stock Award granted to a Covered Employee shall be specified coincident with the grant of the Stock Award, and in no event later than ninety days after the commencement of any fiscal year in respect of which the relative achievement of the Performance Factor is to be measured or such other date as is required by Section 162(m) of the Code.
ARTICLE 11
EVENTS AFFECTING PLAN RESERVE OR PLAN AWARDS
11.1 Capital Adjustments.
11.1.a. If the Company subdivides its outstanding Shares into a greater number of Shares (including, without limitation, by stock dividend or stock split) or combines its outstanding Shares into a smaller number of shares (by reverse stock split, reclassification or otherwise), or the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Shares, or other similar corporate event (including mergers or consolidations) affects the Shares such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable and appropriate, make such adjustments to any or all of (i) the aggregate number and/or kind of Shares reserved for the Plan, (ii) the number and/or kind of shares subject to outstanding Awards, (iii) the Exercise Price with respect to outstanding Options and Stock Appreciation Rights, (iv) the individual Participant share limitations set forth in Sections 6.10, 8.8 and 10.5.b (but not the dollar limitation set forth in Section 10.5.b), (v) the number of Shares set forth in Section 6.8.h that can be issued through Incentive Options and (vi) any other adjustment that the Committee determines to be equitable; provided, however, that the number of Shares subject to any Option shall be rounded down to the nearest whole number; provided, further, that no such adjustment shall be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A of the Code. The Committee may provide for a cash payment to any Participant of a Plan Award in connection with any adjustment made pursuant to this Section 11.1. Any such adjustment shall be final and binding upon all Participants, the Company, their representatives, and all other interested persons.
11.1.b. In the event of a transaction involving (i) a merger or consolidation in which the Company is not the surviving company or (ii) the sale or disposition of all or substantially all of the Company’s assets, provision shall be made in connection with such transaction for the assumption of Awards theretofore granted under the Plan, or the substitution for such Awards of new Awards of the successor corporation, with appropriate adjustment as to the number and/or kind of shares and the purchase price for shares thereunder, or, in the discretion of the Committee, the Plan and the Awards issued hereunder shall terminate on the effective date of such transaction if appropriate provision is made for payment to the Participant of an amount in cash equal to the Fair Market Value of a Share multiplied by the number of Shares subject to the Award less, in the case of Options and Stock Appreciation Rights, the Exercise Price for such Awards; provided, however, for the avoidance of doubt, if a transaction described above occurs, the Committee may, in its sole discretion, terminate any Option or Stock Appreciation Right for which the Exercise Price is equal to or exceeds the Fair Market Value of a Share without payment of consideration therefor.
11.2        Death, Disability or Retirement of a Participant.    Except as otherwise provided by the Committee in the applicable Agreement or otherwise, if a Participant’s Termination of Service is by reason of his death, Disability or, in the case of Options and Stock Appreciation Rights granted to an Employee, by reason of his Retirement, then notwithstanding any contrary waiting period, installment period or vesting schedule in any Agreement or in the Plan, each outstanding Award granted to or Share purchased by such Participant shall immediately become vested and, in the case of an Option or Stock Appreciation Right, exercisable in full in respect of the aggregate number of Shares covered thereby. Each Option or Stock Appreciation Right may thereafter be exercised by the Participant or by Participant’s estate, as the case may be, for a period of thirty-six months from the date of Termination of Service. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 11.2. Notwithstanding the foregoing, in the event that a Participant dies while an Option or Stock Appreciation Right is exercisable following a Termination of Service on account of Disability or Retirement, the Option or Stock Appreciation Right will remain exercisable by the Participant’s estate or beneficiary only until the first anniversary of the Participant’s date of death, and whether or not such first anniversary occurs prior to or following the expiration of ten years from the date the Option was granted or the thirty-six month period following the date of Termination of Service.

11.3        Termination of Service By Company.    Except as otherwise provided by the Committee in the applicable Agreement or otherwise, if a Participant’s Termination of Service is for reasons other than those set forth in Sections 11.2 and 11.4, all Options and Stock Appreciation Rights held by the Participant that were not vested immediately prior to such Termination of Service shall become null and void at the time of such Termination. Any Options and Stock Appreciation Rights that were exercisable immediately prior to the Termination of Service will continue to be exercisable for a period of three months, and shall thereupon terminate. Notwithstanding the foregoing, in the event that a Participant dies while an Option or Stock Appreciation Right is exercisable following a Termination of Service on account of a reason other than those set forth in Sections 11.2 and 11.4, the Option or Stock Appreciation Right will remain exercisable by the Participant’s estate or beneficiary only until the first anniversary of the Participant’s date of death, and whether or not such first anniversary occurs prior to or following the expiration of ten years from the date the option was granted or the three month period following the date of Termination of Service. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 11.3. In addition, except as otherwise provided by the Committee in the applicable Agreement or otherwise, all rights to Restricted Stock or Restricted Stock Units as to which there remain unlapsed restrictions as of the date of such Termination of Service shall be forfeited by such Participant to the Company without payment or any consideration by the Company, and neither the Participant nor any successors, heirs, assigns or personal representatives of such Participant shall thereafter have any further rights or interest in such Shares. Notwithstanding the above, except as otherwise provided by the Committee in the applicable Agreement or otherwise, if a Participant’s Termination of Service is by the Company or such Affiliate for Cause (as defined below), then any Options and Stock Appreciation Rights held by such Participant, whether or not then vested, shall immediately terminate. For these purposes, “Cause” shall have the meaning ascribed thereto in any employment agreement, severance agreement, change in control agreement or similar agreement to which such Participant is a party on the Date of Grant or, in the absence thereof, shall mean, unless otherwise defined in the applicable Agreement, (A) a felony conviction of the Participant, (B) the commission by the Participant of an act of fraud or embezzlement against the Company, (C) the Participant’s willful misconduct or gross negligence materially detrimental to the Company, (D) the Participant’s wrongful dissemination or use of confidential or proprietary information, or (E) the intentional and habitual neglect by the Participant of his duties to the Company.
11.4        Change-In-Control.    In the event of a Change-In-Control, the Committee reserves the right, in its sole discretion, to accelerate the vesting of any Award or Share purchased pursuant to any Award. Unless otherwise provided in an Agreement, in the event of a Change-In-Control, the performance conditions of each outstanding performance-based Award or Share purchased pursuant to any Award shall be deemed earned at the target level (or, if no target level is specified, the maximum level) as of the effective date of the Change-In-Control with respect to all open performance periods; however, such award or Share shall remain subject to any service-based vesting conditions. Unless otherwise provided in an Agreement, in the event of a Termination of Service by the Company without Cause or by a Participant for “good reason” (pursuant to and as defined in any employment agreement, severance agreement, change in control agreement or similar agreement to which such Participant is a party on the Date of Grant) within 12 months following a Change-In-Control, each outstanding Award or Share purchased pursuant to any Award with a service-based vesting (and, if applicable, non-performance-based exercise) condition shall, if not fully vested, become fully vested and, in the case of Options and Stock Appreciation Rights, fully exercisable with respect to the total number of Shares at the time subject to such Option or Stock Appreciation Right and may be exercised for any or all of those Shares. For the purposes of the Plan, a “Change-In-Control” shall mean the first to occur of:

(i)
the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act ) of “beneficial ownership” (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent or more of either the then outstanding Shares or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following transactions shall not constitute a Change-In-Control: (A) an acquisition by the Company, (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) an acquisition by an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares, (D) an acquisition by an entity pursuant to a Business Combination (as defined in subsection (iii) of this Section 11.4) that satisfies clauses (A), (B) and (C) of such subsection or (E) any acquisition directly from the Company;

(ii)
the following individuals cease for any reason to constitute a majority of the Company’s Directors then serving: individuals who as of the date hereof constitute the Board (the “Initial Directors”) and any new Director (a “New Director”) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the Directors then in office who either are Initial Directors or New Directors; provided, however, that a Director whose initial assumption of office is in connection with an actual or threatened election contest (including but not limited to a consent solicitation) relating to the election of Directors of the Company shall not be considered a New Director;

(iii)
the occurrence or consummation of a reorganization, merger or consolidation or a sale or disposition of all or substantially all of the Company’s assets (a “Business Combination”), other than a Business Combination in which (A) the voting securities of the Company outstanding immediately prior thereto and entitled to vote generally in the election of directors continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent of the combined voting power of the voting securities of the Company or such surviving entity or parent outstanding immediately after such Business Combination and entitled to vote generally in the election of directors; (B) no “person” (as hereinabove defined), other than the Company, an employee benefit plan (or related trust) sponsored or maintained by the Company, or an entity resulting from such Business Combination, acquires more than thirty-five percent of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were Initial Directors or New Directors at the time of the execution of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding any other provision of the Plan to the contrary, if a Change-In-Control occurs that is not a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, and payment or distribution of an Award that is “nonqualified deferred compensation” subject to Section 409A of the Code would otherwise be made or commence on the date of such Change-In-Control (pursuant to the Plan, the Award or otherwise), (i) the vesting of such Award shall accelerate in accordance with the Plan and the Award, (ii) such payment or distribution shall not be made or commence prior to the earliest date on which Section 409A of the Code permits such payment or distribution to be made or commence without additional taxes or penalties under Section 409A of the Code, and (iii) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (ii), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Section 409A of the Code, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee.
11.5        Recapture; Adjustment of Awards.    If at any time within two (2) years after the date on which a Participant exercises an Option or Stock Appreciation Right, or on which Restricted Stock vests, or which is the maturity date of Restricted Stock Units (each of which is a “realization event”), the Participant (a) is terminated for cause, (b) engages in or has engaged in any activity that is a violation of a non-compete agreement, (c) violates or has violated any confidentiality or proprietary information obligation Participant owes to the Company (including, but not limited to, the confidentiality or proprietary information obligations in any non-compete agreement, employment agreement, offer letter, employee handbook, non-disclosure agreement, Code of Business Conduct or Ethics, equity award agreement, or any other Company agreement signed by the Participant that contains such obligations), and/or (d) engages in or has engaged in any act of fraud against the Company, then any gain realized by the Participant from the realization event shall be paid by the Participant to the Company upon notice from the Company. Such gain shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of a Share. The Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).
In addition, the Company reserves the right to cancel or adjust the amount of any Award if the financial statements of the Company on which the calculation or determination of the Award was based are subsequently restated due to error or misconduct and, in the judgment of the Committee, the financial statements as so restated would have resulted in a smaller or no Award if such information had been known at the time the Award had originally been calculated or determined.
ARTICLE 12
MISCELLANEOUS PROVISIONS
12.1        Legends.    Each certificate evidencing Shares obtained through the Plan shall bear such legends as the Committee deems necessary or appropriate to reflect or refer to any terms, conditions or restrictions applicable to such Shares, including, without limitation, any to the effect that the Shares represented thereby (i) are subject to contractual restrictions regarding disposition, and (ii) may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such dispositions will not violate any federal or state securities laws.
All certificates for Shares delivered under the Plan and/or all Shares delivered under the Plan held in book entry accounts shall be subject to such stop transfer orders and other restrictions as the Committee may, in its sole discretion, deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares may then be listed, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
12.2        Rights of Company.    Nothing contained in the Plan or in any Agreement, and no action of the Company or the Committee with respect thereto, shall interfere in any way with the right of the Company or an Affiliate to terminate the employment of the Participant at any time, with or without Cause. The grant of Awards pursuant to the Plan shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.
12.3        Compliance with Other Laws and Regulations.    The obligation of the Company with respect to the grant and exercise Awards hereunder shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the

Securities Act, and the rules and regulations of any securities exchange or association on which the Shares may be listed or quoted.
12.4        Payroll Tax Withholding.    The Company’s obligation to deliver Shares under the Plan shall be subject to applicable federal, state and local tax withholding requirements. To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of an Award or Shares acquired pursuant to an Award, or in respect of any such Award or Shares becoming vested or upon making an election under Section 83(b) of the Code, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld. If no such payments are due or to become due to such Participant, or if such payments are insufficient to satisfy such Federal, state or local taxes, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee, in its sole discretion. Federal, state and local withholding tax due upon the exercise of any Option or Stock Appreciation Right, the vesting of a Stock Award or upon making an election under Section 83(b) of the Code may, in the discretion of the Committee, be paid in Shares already owned by the Participant or through the withholding of Shares otherwise issuable to such Participant, upon such terms and conditions as the Committee shall determine which Shares shall have an aggregate Fair Market Value equal to the required minimum withholding payment.

12.5        Non-Exclusivity of the Plan.    Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
12.6        Exclusion from Benefit Computation.    By acceptance of an Award, unless otherwise provided in the applicable Agreement, each Participant shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any health and welfare, pension, retirement or other employee benefit plan, program or policy of the Company or any Affiliate.
12.7        Governing Law.    The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.
12.8        No Rights to Continued Employment.    The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee or other Eligible Individual the right to be retained in the employ of the Company or any Affiliate, or the right to continue to provide services to the Company or any Affiliate, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.
12.9        Gender and Number.    Where the context permits, words in any gender shall include the other gender, words in the singular shall include the plural, and the plural shall include the singular.
12.10        Unfunded Status.    Neither a Participant nor any other person shall, by reason or participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Affiliate, in its sole discretion may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Affiliate shall be sufficient to pay any benefits to any person.
12.11        Section 409A.    It is the intention of the Company that no Award shall be “nonqualified deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided below, and the Plan and the terms and conditions of all Award shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Section 409A. The Company shall have no liability to any Participant or otherwise if the Plan or any Award, vesting, exercise or payment of any Award hereunder are subject to the additional tax and penalties under Section 409A of the Code.

Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that is subject to Section 409A of the Code, if a Participant is a “specified employee” (as such term is defined in Section 409A of the Code and as determined by the Company) as of the Participant’s Termination of Service, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant’s Termination of Service will be accumulated and paid (without interest) on the earlier of (i) first business day of the seventh month following the Participant’s “separation from service” (as such term is defined and used in Section 409A of the Code) or (ii) the date of the Participant’s death.
12.12        Choice of Forum.
12.12.a.        Jurisdiction.    The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court of appropriate jurisdiction located in Newark, New Jersey over any suit, action or proceeding arising out of or relating to or concerning the Plan that is not otherwise arbitrated or resolved according to Section 12.13. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 12.12.a has a reasonable relation to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 12.12.
12.12.b.        Acceptance of Jurisdiction.    The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 12.12.a, (iii) undertake not to commence any suit, action or proceeding arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 12.12 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and each Participant.
12.12.c.        Service of Process.    Each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably appoints the General Counsel of KCG as such Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan that is not otherwise arbitrated or resolved according to Section 12.13, who shall promptly advise such Participant of any such service of process.
12.12.d.        Confidentiality.    Each Participant, as a condition to such Participant’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 12.12, except that a Participant may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).
12.13        Dispute Resolution.    Subject to the provisions of Section 12.12, any dispute, controversy or claim between the Company and a Participant, arising out of or relating to or concerning the Plan or any Award shall be finally settled by binding arbitration in Newark, New Jersey before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (“NYSE”) or, if NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee.
ARTICLE 13
TERMINATION AND AMENDMENT

13.1        Termination and Amendment of the Plan.    The Board or the Committee may at any time terminate the Plan, and may, from time to time, suspend or discontinue the Plan or modify or amend the Plan in such respects as it shall deem advisable; provided, however, that no amendment shall be made without stockholder approval if such amendment (i) would increase the maximum aggregate number of Shares that may be issued under the Plan (other than pursuant to Section 11.1), (ii) would materially modify the requirements for participation in the Plan, (iii) would materially increase the benefits accruing to Participants under the Plan or (iv) requires stockholder approval to comply with any applicable laws, regulations or rules, including the rules of a securities exchange or self-regulatory agency.
13.2        Modification.    No termination, modification or amendment of the Plan or any outstanding Award may, without the consent of the person to whom any Award shall theretofore have been granted, adversely affect the rights of such person with respect to such outstanding Award. With the consent of the Participant and subject to the terms and conditions of the Plan and applicable laws, the Committee may amend outstanding Agreements with any Participant, including, without limitation, any amendment which would (i) accelerate the time or times at which the Option or Stock Appreciation Right may be exercised or any other Award would become vested and/or (ii) extend the scheduled expiration date of the Option or Stock Appreciation Right; provided however that no Option or Stock Appreciation Right may be repriced, replaced, regranted through cancellation, exchanged for cash or modified without stockholder approval (except in connection with an event described in Section 11.1), if the effect of such change in terms would be to reduce the Exercise Price for the Shares underlying such Option or Stock Appreciation Right.